EXHIBIT 4.2

Premium Dividend™, Dividend Reinvestment and
Optional Common Share Purchase Plan

Certain capitalized terms in this Premium Dividend™, Dividend Reinvestment and Optional Common Share Purchase Plan have the meaning assigned to them under "Definitions" below.

Overview

This Premium Dividend™, Dividend Reinvestment and Optional Common Share Purchase Plan (the "Plan") provides Eligible Shareholders of Pengrowth Energy Corporation ("Pengrowth") with the opportunity to reinvest their Dividends in new Shares at a 5% discount to the Average Market Price on the applicable payment date, which new Shares will, at the Participant's election, either be (i) credited to the Participant's account under the Dividend Reinvestment Component of the Plan or (ii) disposed of under the Premium Dividend™ Component of the Plan in exchange for a cash payment equal to 102% of the reinvested Dividends. The Plan also provides Eligible Shareholders who are enrolled in either the Dividend Reinvestment Component or the Premium Dividend™ Component of the Plan with the opportunity to purchase additional new Shares at a 5% discount to the Average Market Price on the applicable Dividend payment date pursuant to the OCP Component of the Plan.

Each component of the Plan, which is explained in greater detail below, is subject to eligibility restrictions, applicable withholding taxes, prorating as provided herein, and other limitations on the availability of new Shares in certain events.

Eligible Shareholders are not required to participate in the Plan. Eligible Shareholders who have not elected to participate in the Plan will continue to receive their Dividends in the usual manner.

In order to participate in either the Dividend Reinvestment Component or the Premium Dividend™ Component, an Eligible Shareholder must enroll, or be deemed to have enrolled, in the Plan directly or through the broker, investment dealer, financial institution or other nominee who holds Shares on the Eligible Shareholder's behalf. See "Replacement of Current Dividend Reinvestment and Optional Common Share Purchase Plan" and "Enrollment" below.  In addition, in order to purchase new Shares pursuant to the OCP Component of the Plan, an Eligible Shareholder must also be enrolled, or be deemed to have enrolled, in either the Dividend Reinvestment Component or the Premium Dividend™ Component of the Plan.

Replacement of Current Dividend Reinvestment and Optional Common Share Purchase Plan

This Plan replaces the Dividend Reinvestment and Optional Common Share Purchase Plan of Pengrowth dated December 31, 2010 (the "Previous Plan").

An Eligible Shareholder who was enrolled in the dividend reinvestment component of the Previous Plan, and who has provided Olympia Trust Company with a duly completed enrollment form in respect of the Previous Plan, will automatically be deemed to be a participant in the Dividend Reinvestment Component, without any further action on their part. A Shareholder who was either not properly enrolled in the dividend reinvestment component of the Previous Plan through Olympia Trust Company, or who wishes to enroll in the Premium Dividend™ Component, must enroll in the Plan either (i) directly if such Shareholder is a registered Shareholder, or (ii) if such Shareholder is a beneficial Shareholder whose Shares are held through a broker, investment dealer, financial institution or other nominee, indirectly

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™   denotes trademark of Canaccord Genuity Corp.

through such broker, investment dealer, financial institution or other nominee, in accordance with the procedures set forth under "Enrollment" below.

Definitions

In this Plan:

"Average Market Price", in respect of a particular Dividend payment date, refers to the arithmetic average (calculated by the Plan Broker to four decimal places) of the daily volume weighted average trading prices of Shares on the TSX for the trading days on which at least one board lot of Shares is traded on the TSX during the corresponding Pricing Period, subject to such adjustments as Pengrowth may, in its sole discretion, determine to be appropriate to account for (i) a change in the aggregate number of Shares outstanding into a greater or lesser number of Shares, (ii) a reclassification of the Shares, or (iii) a merger, reorganization or other transaction affecting the Shares.

"Business Day" refers to any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

"CDS" refers to CDS Clearing and Depository Services Inc., which acts as a nominee for certain Canadian brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable.

"CDS Participants" refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service, who hold Shares registered in the name of CDS on behalf of eligible beneficial owners of Shares and who are acting on behalf of such beneficial owners in respect of the Plan.

"Depository" means with respect to the Premium Dividend™ Component, CDS, and with respect to the Dividend Reinvestment Component, CDS and DTC;

"Depository Participant" means a CDS Participant and, other than with respect to the Premium Dividend™ Component, a DTC Participant.

"Dividend" refers to a cash dividend declared payable by Pengrowth on the outstanding Shares.

"Dividend Reinvestment Component" refers to that component of the Plan, as more particularly described herein under the heading "Plan Components – Dividend Reinvestment", pursuant to which Shares are purchased on the reinvestment of Dividends under the Plan but are not disposed of in exchange for the Premium Dividend™.

"DRS Advice" means a direct registration system advice or similar document evidencing the electronic registration of ownership of Shares.

 "DTC" means The Depository Trust & Clearing Corporation, which acts as nominee for certain United States brokers, investment dealers, financial institutions and other nominees, or its nominee, as applicable.

"DTC Participants" refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the DTC depository service who hold Shares registered in the name of DTC on behalf of eligible beneficial owners of Shares who are acting on behalf of such beneficial owners in respect of the Plan.

"Eligible Shareholders" refers to Shareholders who are permitted to participate in the Plan as described herein under the heading "Eligibility Requirements".

"Enrollment Form" refers to the Reinvestment Enrollment – Participant Declaration Form (or similar form) established by Pengrowth and the Plan Agent from time to time for the purpose of enrolling eligible registered holders of Shares (other than a Depository) in the Plan.

"OCP Component" refers to that component of the Plan, as more particularly described herein under the heading "Plan Components – OCP Component", pursuant to which Participants (other than a Depository) have the option to purchase additional Shares at a 5% discount to the Average Market Price.

"OCP Form" refers to the Optional Cash Payment Authorization and Participant Declaration Form (or similar form) established by Pengrowth and the Plan Agent from time to time for the purpose of enabling eligible Participants (other than a Depository) to purchase additional new Shares pursuant to the OCP Component.

"Participants" refers to registered holders of Shares who, on the applicable record date for a Dividend, are Eligible Shareholders and are duly enrolled in the Plan;  provided, however, that Depositories, Depository Participants and other brokers, investment dealers, financial institutions or other nominees, as the case may be, shall be Participants only to the extent that such Depositories, Depository Participants or nominees, respectively, have enrolled in the Plan on behalf of Shareholders who are Eligible Shareholders and, in respect of the OCP Component only, also refers to Depository Participants and brokers, investment dealers, financial institutions or other nominees, as the case may be, who, on the applicable record date for a Dividend, purchase additional new Shares pursuant to the OCP Component on behalf of Shareholders who are Eligible Shareholders.

"Plan Agent" refers to Olympia Trust Company, or such other party as is appointed by Pengrowth from time to time to act as "Plan Agent" under the Plan.

"Plan Broker" refers to Canaccord Genuity Corp., or such other qualified investment dealer as is designated from time to time to act as "Plan Broker" under the Plan.

"Premium Dividend™" refers to a cash amount equal to 102% of a Dividend or, as the context may require, 102% of the aggregate Dividends payable by Pengrowth on a particular Dividend payment date to Participants enrolled in the Premium Dividend™ Component, subject to proration in certain events as described herein.

"Premium Dividend™ Component" refers to that component of the Plan, as more particularly described herein under the heading "Plan Components – Premium Dividend™", pursuant to which Shares are purchased on the reinvestment of Dividends under the Plan and disposed of in exchange for the Premium Dividend™.

"Pricing Period", in respect of a particular Dividend, refers to the period beginning on the later of the 21st Business Day preceding the Dividend payment date and the second Business Day following the record date applicable to that Dividend payment date, and ending on the second Business Day preceding the Dividend payment date.

"Shareholders" refers to holders of Shares.

"Shares" refers to common shares in the capital of Pengrowth.

"TSX" refers to the Toronto Stock Exchange.

Plan Components

Dividend Reinvestment

Under the Dividend Reinvestment Component, the Plan Agent will, on each Dividend payment date, on behalf of Participants enrolled in the Dividend Reinvestment Component, apply the aggregate Dividends payable on the Shares of such Participants towards the purchase from treasury of Pengrowth of such number of new Shares (calculated to six decimal places) as is equal to the aggregate amount of such Dividends divided by 95% of the corresponding Average Market Price. The new Shares so purchased will be held under the Plan by the Plan Agent for the account of the applicable Participants or, in the case of Eligible Shareholders who are enrolled in the Plan indirectly through a Depository, credited through such Depository to the accounts of appropriate Depository Participants on behalf of such Eligible Shareholders. Any subsequent Dividends paid in respect of Shares purchased under the Dividend Reinvestment Component will be subject to reinvestment under the Plan (i) in the case of Shares held under the Plan for the account of a Participant other than a Depository, pursuant to the election of the Participant as between the Dividend Reinvestment Component and the Premium Dividend™ Component, or (ii) in the case of Shares enrolled in the Plan indirectly through a Depository, pursuant to instructions provided to the Plan Agent by such Depository in the manner described below under the heading "Enrollment".

Premium Dividend™

Under the Premium Dividend™ Component, the Plan Agent will, on each Dividend payment date, on behalf of Participants enrolled in the Premium Dividend™ Component, apply the aggregate Dividends payable on the Shares of such Participants towards the purchase from treasury of Pengrowth of such number of new Shares (calculated to six decimal places) as is equal to the aggregate amount of such Dividends divided by 95% of the corresponding Average Market Price. Additionally, a number of Shares approximately equal to the number of new Shares to be purchased under the Premium Dividend™ Component will in turn be pre-sold, through the Plan Broker, in one or more transactions on the TSX.

The new Shares purchased on the reinvestment of Dividends under the Premium Dividend™ Component on behalf of Participants enrolled in the Premium Dividend™ Component will not be held under the Plan by the Plan Agent or credited through CDS to the accounts of appropriate CDS Participants on behalf of Eligible Shareholders who are enrolled in the Premium Dividend™ Component, but will instead be delivered by the Plan Agent to the Plan Broker in exchange for the Premium Dividend™. The Plan Agent will in turn remit payment of the Premium Dividend™ to Participants enrolled in the Premium Dividend™ Component in the same manner that regular Dividends are paid by Pengrowth.

At the time Shares are delivered to the Plan Broker, each Shareholder for whom Dividends are reinvested under the Premium Dividend™ Component shall be deemed to represent and warrant to Pengrowth, the Plan Agent and the Plan Broker that: (i) it holds good and marketable title to such Shares, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others; (ii) such Shares are not subject to resale restrictions; and (iii) it is an Eligible Shareholder.

Pengrowth and the Plan Agent have a commitment from the Plan Broker to pay the Premium Dividend™ to the Plan Agent against delivery of the corresponding Shares on the applicable Dividend payment date. Although Pengrowth and the Plan Agent will, if necessary, make claims on this commitment, neither Pengrowth nor the Plan Agent has any liability to Participants enrolled in the Premium Dividend™ Component (or to any Shareholder for which the Participant may be acting) for any failure of the Plan Broker to fulfil its obligation to pay the Premium Dividend™ when required. If the Plan Broker does not deliver sufficient funds to pay the Premium Dividend™ on all Shares of Participants enrolled in the Premium Dividend™ Component, Pengrowth will deliver the full amount of the regular Dividend to the Plan Agent and such Participants will be entitled to receive the regular Dividend for each such Share in respect of which the Premium Dividend™ is not paid by the Plan Broker. For greater certainty, a Participant who receives the regular Dividend in these circumstances will not be entitled to receive the corresponding Premium Dividend™.

OCP Component

Under the OCP Component, the Plan Agent will, on each Dividend payment date, on behalf of Participants (other than Depositories) who are duly enrolled in either the Dividend Reinvestment Component or the Premium Dividend™ Component and who have elected to purchase additional new Shares pursuant to the OCP Component, subject to the limitations set forth herein, apply the aggregate of all payments received by such Participants towards the purchase from treasury of Pengrowth of such number of new Shares (calculated to six decimal places) as is equal to the aggregate amount of such payments divided by 95% of the corresponding Average Market Price. The new Shares so purchased will be held under the Plan by the Plan Agent for the account of applicable Participants enrolled directly in the Plan with the Plan Agent or, in the case of Eligible Shareholders who are enrolled in the Plan indirectly through a Depository Participant, credited to the accounts of appropriate Depository Participants on behalf of such Eligible Shareholders. For Participants enrolled directly in the Plan with the Plan Agent, any subsequent Dividends paid in respect of Shares purchased under the OCP Component will be subject to reinvestment under the Plan pursuant to the current election of the Participant as between the Dividend Reinvestment Component and the Premium Dividend™ Component. For Eligible Shareholders who are enrolled in the Plan indirectly through a Depository Participant, any subsequent Dividends paid in respect of Shares purchased under the OCP Component will be credited to the accounts of the appropriate Depository Participants on behalf of such Eligible Shareholders (and the Eligible Shareholder will need to instruct their broker or nominee to have such additional Shares purchased pursuant to the OCP Component enrolled in the Plan).

Participants in the OCP Component may make optional cash payments of a maximum of up to Cdn$1,000 per month or, for Eligible Shareholders resident in the United States, US$1,000 per month, or such other amounts as may be determined by Pengrowth from time to time (the "Maximum Contribution Amount"). In addition, Pengrowth may not issue pursuant to the OCP Component, more than the maximum number of Shares from treasury permitted by applicable laws and regulatory policies in any financial year (as at December 31, 2011 this maximum was equal to 2% of the number of Shares outstanding at the start of the financial year). Pengrowth and the Plan Agent will not accept any optional cash payments beyond this limit.

The Plan operates in Canadian funds and, as a result, the price of Shares acquired through the Plan will be denominated in Canadian dollars, and an appropriate currency exchange rate will be applied to all optional cash payments received in U.S. dollars for the purpose of determining the Canadian dollar-denominated amount of optional cash payments to be invested under the OCP Component.

There is no obligation to make an optional cash payment and the amount of optional cash payments (subject to the limits specified herein) made by a Participant may vary from time to time. However, a direction to purchase new Shares with an optional cash payment is irrevocable once received by the Plan Agent, and funds will only be returned to a Participant if Pengrowth determines not to accept such optional cash payment for the purchase of new Shares on the applicable Dividend payment date, if the Plan is terminated by Pengrowth, or participation in the Plan is terminated by such Participant or by Pengrowth. See "Termination of Participation" below.

Eligibility Requirements

Shareholders who are resident in Canada or the United States may participate in the Dividend Reinvestment Component and purchase additional new Shares pursuant to the OCP Component; provided that neither CDS nor DTC may directly invest under the OCP Component.

Only Shareholders who are resident in Canada may participate in the Premium Dividend™ Component. A Shareholder who is a resident of the United States or is otherwise a "U.S. person" as that term is defined in Regulation S under the United States Securities Act of 1933, as amended, including, without limitation, any natural person resident in the United States, any partnership or corporation organized or incorporated under the laws of the United States, any estate of which any executor or administrator is a U.S. person and any trust of which any trustee is a U.S. person, may participate in the Dividend Reinvestment Component and purchase additional new Shares pursuant to the OCP Component, but cannot participate in the Premium Dividend™ Component. For greater certainty, neither DTC nor beneficial owners of Shares who hold their Shares through DTC are eligible to participate in the Premium Dividend™ Component.

The amount of any Dividends to be reinvested under the Plan on behalf of Shareholders who are not residents of Canada will be reduced by the amount of any applicable non-resident withholding tax. See "Withholding Taxes" below.

Pengrowth and the Plan Agent also reserve the right to deny participation in the Plan to, or cancel the participation of, any person or agent of any person who appears to be, or who Pengrowth or the Plan Agent has reason to believe is, subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by such person or which will subject the Plan or Pengrowth to requirements of the jurisdiction not otherwise applicable to the Plan or Pengrowth, or whose participation in the Plan is suspected to be part of a scheme to avoid applicable legal requirements or otherwise engage in unlawful behaviour.

Pengrowth also reserves the right to determine, from time to time, not to accept optional cash payments for the purchase of new Shares under the OCP Component. Pengrowth further reserves the right to determine, from time to time, a minimum number of Shares that a Shareholder must hold in order to be eligible for, or continue to be enrolled in, the Plan, subject to any applicable legal or regulatory requirements.

Enrollment

Eligible Shareholders who are currently enrolled in the dividend reinvestment portion of the Previous Plan through Olympia Trust Company will automatically be deemed to be participants in the Dividend Reinvestment Component, without any further action on their part. See "Replacement of Current Dividend Reinvestment and Optional Common Share Purchase Plan" above. The following paragraphs outline the enrollment process for an Eligible Shareholder who was either not properly enrolled in the dividend reinvestment component of the Previous Plan through Olympia Trust Company, or who wishes to enroll in the Premium Dividend™ Component or who wishes to purchase additional new Shares pursuant to the OCP Component.

Direct Enrollment

An Eligible Shareholder whose Shares are registered in its own name may directly enroll in either the Dividend Reinvestment Component or the Premium Dividend™ Component by delivering to the Plan Agent a duly completed Enrollment Form. A Participant who delivers a duly completed Enrollment Form to the Plan Agent will be deemed to thereby direct Pengrowth to credit the Plan Agent with all Dividends payable in respect of all Shares registered in the name of the Participant or held under the Plan by the Plan Agent for the Participant's account as of the Dividend record date, and to direct the Plan Agent to reinvest such Dividends in new Shares in accordance with the Dividend Reinvestment Component or the Premium Dividend™ Component, as applicable, and otherwise upon and subject to the terms and conditions described herein. See "Deemed Representations, Directions and Authorizations" below.

An Eligible Shareholder whose Shares are registered in its own name and who is directly enrolled in the Dividend Reinvestment Component or the Premium Dividend™ Component may purchase additional new Shares pursuant to the OCP Component, by delivering to the Plan Agent a duly completed OCP Form and a cheque for the applicable payment payable to the Plan Agent. A Participant who delivers a duly completed OCP Form and a cheque to the Plan Agent will be deemed to thereby direct Pengrowth to purchase new Shares in accordance with the OCP Component upon and subject to the terms and conditions described herein. See "Deemed Representations, Directions and Authorizations" below.

To obtain a copy of the Enrollment Form and/or the OCP Form, see the Plan Agent's website at www.olympiatrust.com/transfer-agent/DRIP/Pengrowth. A copy of the Enrollment Form and/or the OCP Form may also be obtained by calling the Plan Agent at 1-888-353-3138, or from Pengrowth's website at www.pengrowth.com.

Indirect Enrollment

An Eligible Shareholder whose Shares are not registered in its own name cannot enroll in the Plan directly but may instead do so indirectly through the broker, investment dealer, financial institution or other nominee who holds their Shares by providing appropriate enrollment instructions to such nominee. Where such nominee holds Shares in its own name (and not through a Depository) on behalf of an Eligible Shareholder, the nominee may enroll in the Plan on behalf of the Eligible Shareholder by delivering to the Plan Agent a duly completed Enrollment Form. Where the Shares are held indirectly through a Depository, enrollment instructions must be communicated to such Depository by the applicable Depository Participant in accordance with the procedures of such Depository's system, and such Depository will in turn provide instructions to the Plan Agent regarding the extent of its participation, on behalf of Eligible Shareholders, in the Dividend Reinvestment Component and, where the Depository is CDS, the Premium Dividend™ Component. The Depository's instructions will advise the Plan Agent of (i) the aggregate number of Shares held through such Depository in respect of which Dividends are to be reinvested under the Dividend Reinvestment Component, and (ii) where the Depository is CDS, the aggregate number of Shares held through CDS in respect of which Dividends are to be reinvested under the Premium Dividend™ Component.

An Eligible Shareholder who is indirectly enrolled in either the Dividend Reinvestment Component or the Premium Dividend™ Component whose Shares are held through a broker, investment dealer, financial institution or other nominee, may purchase additional new Shares pursuant to the OCP Component indirectly through such nominee who holds their Shares by providing appropriate instructions to such nominee. Such nominee may make optional cash payments on behalf of the Eligible Shareholder by delivering to the Plan Agent the applicable payment and a duly completed OCP Form. Such nominee must make the declaration set forth in the OCP Form to the effect that (i) it is making the optional cash payment on behalf of one or more beneficial owners of Shares that are registered in the nominee's name, (ii) it has applied to participate in either the Dividend Reinvestment Component or the Premium Dividend™ Component on behalf of each such beneficial owner of Shares, (iii) not more than the Maximum Contribution Amount is being paid on behalf of each beneficial owner of Shares and (iv) it has complied with the applicable provisions of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations thereunder.

Continued Participation

Once a Participant (other than a Depository) has enrolled in either the Premium Dividend™ Component or the Dividend Reinvestment Component by delivering to the Plan Agent a duly completed Enrollment Form, participation in the manner elected by the Participant continues automatically with respect to all Shares registered in the name of the Participant or held under the Plan by the Plan Agent for the Participant's account until the Plan or the Participant's participation therein is terminated or until the Participant changes its election.

Optional cash payments may be submitted at any time for investment in new Shares pursuant to the OCP Component by or on behalf of an Eligible Shareholder provided that the Eligible Shareholder continues to be duly enrolled in either the Dividend Reinvestment Component or the Premium Dividend™ Component.

Eligible Shareholders who participate in the Plan indirectly through a Depository or otherwise through their broker, investment dealer, financial institution or other nominee should consult such nominee to confirm the nominee's policies concerning continued participation following initial enrollment.

See "Termination of Participation" and "Change of Election" below.

Enrollment Deadlines

In order for a particular Dividend payable on Shares held by an Eligible Shareholder to be reinvested on the Dividend payment date and, if applicable, for an  optional cash payment to be invested in new Shares on that Dividend payment date, the Plan Agent must receive (i) a duly completed Enrollment Form that covers such Shares, and a duly completed OCP Form and accompanying cheque, as applicable, not later than 4:30 p.m. (Calgary time) on the Business Day preceding the record date for the Dividend, or (ii) in the case of Shares enrolled indirectly through a Depository, appropriate instructions from such Depository regarding the extent of its participation (on behalf of Eligible Shareholders) not later than such time preceding the record date for that Dividend as may be agreed from time to time between such Depository and the Plan Agent in accordance with custom and practice relating to such Depository's system. The Depository must in turn receive appropriate instructions from the nominee holders that are Depository Participants not later than such deadline preceding the record date as may be established by such Depository from time to time. Enrollment Forms, OCP Forms or instructions from a Depository, as applicable, received by the Plan Agent after the stipulated pre-record date deadline will not be effective in respect of the applicable Dividend payment date unless otherwise determined by Pengrowth and the Plan Agent in their sole discretion.

Cheques received by the Plan Agent in respect of optional cash payments will be cashed as soon as practicable by the Plan Agent to ensure that payment will not be denied for insufficient funds by the applicable Dividend payment date. No interest will be paid on any amounts held pending investment.

Optional cash payments received by the Plan Agent after the applicable deadline and cheques that  have not cleared by the applicable Dividend payment date will not be invested in new Shares on such Dividend payment date and will be invested in new Shares on the next following Dividend payment date.

Broker Requirements

A Depository Participant or other broker, investment dealer, financial institution or other nominee may require certain information or documentation from an Eligible Shareholder before it will act upon enrollment and/or optional cash payment instructions relating to the Plan. Eligible Shareholders who wish to participate in the Plan and, if applicable, purchase additional new Shares pursuant to the

OCP Component should contact the broker, investment dealer, financial institution or other nominee who holds their Shares to provide instructions regarding their decision to enrol, their election as between the Dividend Reinvestment Component and the Premium Dividend™ Component and, if applicable, their instructions with respect to the OCP Component, to confirm any information or documentation required to give effect to their instructions, to confirm the nominee's policies concerning continued participation following initial enrollment, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or a Depository's system.

Administration

Olympia Trust Company has been appointed to act as Plan Agent for and on behalf of Participants. If Olympia Trust Company ceases to act as Plan Agent for any reason, another qualified party will be designated by Pengrowth to act as Plan Agent and Participants will be notified of the change.

All funds credited to the Plan Agent under the Plan on account of the reinvestment of Dividends will be applied to the purchase of new Shares directly from Pengrowth on behalf of Participants. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan (including optional cash payments pending their investment in new Shares).

In carrying out its obligations under the Plan on behalf of Participants, the Plan Agent shall only be required to act in accordance with the instructions duly received within the appropriate time periods.

Proration in Certain Events

Pengrowth reserves the right to determine, promptly following each Dividend record date, the amount of new equity, if any, to be made available under the Plan on the Dividend payment date to which such record date relates. No assurances can be made that new Shares will be made available under the Plan on a regular basis, or at all.

In addition, Pengrowth may not issue, in any financial year, pursuant to the OCP Component, more than the maximum number of Shares permitted by applicable laws and regulatory policies.

If, in respect of any Dividend payment date, fulfilling the elections of all Participants under the Plan would result in the issuance of more than the maximum amount of new equity determined by Pengrowth to be available under the Plan, then elections for the purchase of new Shares on that Dividend payment date will be accepted (i) first, from Participants electing to reinvest Dividends under the Dividend Reinvestment Component, (ii) second, to the extent that new equity remains available under the Plan, from Participants electing to receive the Premium Dividend™ under the Premium Dividend™ Component, and (iii) third, to the extent that new equity remains available under the Plan, from Participants electing to make optional cash payments under the OCP Component. If Pengrowth is not able to accept all elections for a particular component of the Plan (including as a result of Pengrowth exceeding the aggregate annual limit on new Shares that may be issued pursuant to the OCP Component), then purchases of new Shares under that component on the applicable Dividend payment date will be prorated among all Participants in that component according to the number of Shares participating in the particular component or the amount of their optional cash payments, as the case may be.

If trading of Shares on the TSX, or the trading thereof by the Plan Broker, is for any reason prohibited for an entire day, or if the Premium Dividend™ Component is terminated or suspended for any reason, in any such case during a Pricing Period, then purchases of new Shares under that component on the applicable Dividend payment date will be prorated among all Participants in that component according to the number of Shares enrolled therein.

If on any Dividend payment date Pengrowth determines not to issue any equity through the Plan, or the availability of new Shares is prorated in accordance with the terms of the Plan, or for any other reason a Dividend cannot be reinvested under the Plan, in whole or in part, then Participants will be entitled to receive from Pengrowth the full amount of the regular Dividend for each Share in respect of which the Dividend is payable but cannot be reinvested under the Plan in accordance with the applicable election.

Price of New Shares

The subscription price of new Shares purchased on a Dividend payment date under the Dividend Reinvestment Component, the Premium Dividend™ Component and the OCP Component will be at a 5% discount to the Average Market Price for that Dividend payment date.

Subject to the policies of a particular broker, investment dealer, financial institution or other nominee through which a beneficial Shareholder holds their Shares, full reinvestment is possible as fractions of Shares may be credited to Participants' accounts maintained under the Plan.

Costs

No commissions, service charges or similar fees are payable by Participants to Pengrowth, the Plan Agent or the Plan Broker in connection with the purchase of new Shares from treasury under the Dividend Reinvestment Component, the Premium Dividend™ Component or the OCP Component. All administrative costs of the Plan, including the fees and expenses of the Plan Agent, will be paid by Pengrowth.

However, Eligible Shareholders whose Shares are not registered in their own name but wish to participate in the Plan should consult the broker, investment dealer, financial institution or other nominee who holds their Shares to confirm whether the nominee charges any fees to enroll or participate in the Plan on their behalf.

Reports to Participants

The Plan Agent will maintain an account for each Participant with respect to purchases of Shares made under the Plan for that Participant's account and will issue an unaudited statement regarding purchases made under the Dividend Reinvestment Component and the OCP Component on a monthly basis. These statements are a Participant's continuing record of purchases of Shares made for its account under the Plan and should be retained for income tax purposes.

Eligible Shareholders who participate in the Plan indirectly through their broker, investment dealer, financial institution or other nominee should consult such nominee to confirm what statements or reports, if any, will be provided by the nominee, whether for tax reporting purposes or otherwise.

Whether or not it receives detailed statements or reports concerning transactions made on its behalf under the Plan, each Shareholder is responsible for calculating and monitoring its own adjusted cost base in Shares for Canadian federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Shares held by the Shareholder and other factors.

Withdrawal of Shares

Shares purchased under the Dividend Reinvestment Component and the OCP Component and held under the Plan by the Plan Agent for the account of Participants other than a Depository will be registered in the name of the Plan Agent or its nominee or in accounts designated by it for the account of Participants other than such Depository. A DRS Advice evidencing book-entry registered ownership of such Shares, or a certificate for such Shares, will only be issued to the Participant if the Plan or the Participant's participation therein is terminated or if the Participant withdraws Shares from its account.

A Participant may, without terminating participation in the Plan, withdraw from its account under the Plan, and have a DRS Advice or Share certificate issued and registered in the Participant's name for, any number of whole Shares held for its account under the Plan by delivering to the Plan Agent a duly completed withdrawal portion of the voucher located on the reverse of the statement of account issued by the Plan Agent. A withdrawal request form may also be obtained from the Plan Agent at the address below. The withdrawal of Shares and issuance of a DRS Advice or Share certificate will be completed within the Plan Agent's ordinary service standards, which is generally within three (3) weeks from the time the request is received. Any remaining Shares (including any residual fraction of a Share) will continue to be held by the Plan Agent for the Participant's account under the Plan provided that a Participant's account that has been inactive for a period of twelve (12) months will be closed and the Participant will receive payment for any Shares held in the account (including a residual fraction of a Share) so held based on the last price per Share at which Dividends were reinvested under the Plan.

Shares held under the Plan by the Plan Agent for the account of a Participant may not be sold, pledged or otherwise disposed of by the Participant while so held.

For Eligible Shareholders enrolled in the Dividend Reinvestment Component indirectly through a Depository, any new Shares issued under the Dividend Reinvestment Component will not be held under the Plan but instead credited through such Depository's system to the accounts of appropriate Depository Participants on behalf of such Eligible Shareholders.

Termination of Participation

An Eligible Shareholder who is enrolled in the Plan directly as a Participant and wishes to terminate its participation in the Plan may do so voluntarily by delivering to the Plan Agent a duly completed termination portion of the voucher located on the reverse of the statement of account issued by the Plan Agent. A termination request form may also be obtained from the Plan Agent at the address below. In addition, participation in the Plan will be terminated automatically following receipt by the Plan Agent of written notice of an individual Participant's death. The termination request will be processed within the Plan Agent's ordinary service standard, which is generally within three (3) weeks from the time the request is received.

A duly completed termination request (or notice of an individual Participant's death) must be received by the Plan Agent before 4:30 p.m. (Calgary time) on the Business Day preceding a Dividend record date in order for the Participant's account to be closed and participation in the Plan by such Participant to be terminated prior to the Dividend payment date to which that record date relates. If a duly completed termination request (or notice of an individual Participant's death) is not received by the Plan Agent before 4:30 p.m. (Calgary time) on the Business Day preceding a Dividend record date, then the Participant's account will not be closed and participation in the Plan by such Participant will not be terminated until after the Dividend payment date to which that record date relates.

An Eligible Shareholder who is enrolled in the Plan indirectly through a Depository or otherwise through its broker, investment dealer, financial institution or other nominee and wishes to terminate its participation in the Plan must contact the nominee who holds its Shares and provide appropriate instructions to do so. The nominee should be consulted to confirm what information or documentation may be required to give effect to the termination instructions, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or a Depository's system.

In the event of termination of participation, a Participant (other than a Depository) or a deceased Participant's estate or legal representative, as applicable, will be issued a DRS Advice or Share certificate for the number of whole Shares held under the Plan by the Plan Agent in the Participant's account and payment for any residual fraction of a Share so held based on the last price per Share at which Dividends were reinvested under the Plan and for and for any optional cash payments received for the account of such Participant prior to termination but not invested in new Shares.

Change of Election

An Eligible Shareholder who is enrolled in the Plan directly as a Participant and wishes to change its election as between the Dividend Reinvestment Component and the Premium Dividend™ Component may do so by delivering to the Plan Agent a new, duly completed Enrollment Form reflecting the new election.

A new Enrollment Form must be received by the Plan Agent before 4:30 p.m. (Calgary time) on the Business Day preceding a Dividend record date in order for the new election to apply to the Dividend to which that record date relates. If a new Enrollment Form is not received by the Plan Agent before 4:30 p.m. (Calgary time) on the Business Day preceding a Dividend record date, then the previous election will apply to the Dividend to which that record date relates and the new election will only become effective for purposes of subsequent Dividends.

An Eligible Shareholder who is enrolled in the Plan indirectly through a Depository or otherwise through its broker, investment dealer, financial institution or other nominee and wishes to change its election as between the Dividend Reinvestment Component and the Premium Dividend™ Component must contact such nominee who holds its Shares and provide appropriate instructions to do so. The nominee should be consulted to confirm what information or documentation may be required to give effect to the change of election instructions, and to inquire about any applicable deadlines that the nominee may impose or be subject to under the policies of that nominee or a Depository's system.

Subdivisions

If Shares are distributed pursuant to a subdivision of Shares, the additional Shares received by the Plan Agent in respect of Shares held under the Plan by the Plan Agent for the account of Participants will be credited proportionately to the accounts of such Participants.

Shareholder Voting

Whole Shares held under the Plan by the Plan Agent for a Participant's account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant given on a form to be furnished to the Participant for this purpose. Shares for which instructions are not received will not be voted. No voting rights will attach to any fraction of a Share held for a Participant's account under the Plan.

Deemed Representations, Directions and Authorizations

Dividend Reinvestment Component

By enrolling in the Dividend Reinvestment Component, whether directly as a Participant or indirectly through a Depository or otherwise through a broker, investment dealer, financial institution or other nominee, a Shareholder shall be deemed to have: (i) represented and warranted to Pengrowth and the Plan Agent that it is an Eligible Shareholder with respect to participation in the Dividend Reinvestment Component; (ii) appointed the Plan Agent to receive from Pengrowth, and directed Pengrowth to credit the Plan Agent with, all Dividends (less any applicable withholding taxes) payable in respect of all Shares registered in the name of the Shareholder or held under the Plan for its account or, in the case of a Shareholder enrolled indirectly through a Depository or otherwise through a broker, investment dealer, financial institution or other nominee, that are enrolled (through a Depository or otherwise) on its behalf in the Dividend Reinvestment Component; and (iii) authorized and directed the Plan Agent to reinvest such Dividends (less any applicable withholding taxes) in new Shares, all in accordance with the provisions of the Dividend Reinvestment Component as set forth herein (which provisions include, without limitation, the purchase of new Shares at a 5% discount to the Average Market Price and the holding of such new Shares under the Plan or the crediting of such new Shares through a Depository) and otherwise upon and subject to the terms and conditions described herein.

Premium Dividend™ Component

By enrolling in the Premium Dividend™ Component, whether directly as a Participant or indirectly through CDS or otherwise through a broker, investment dealer, financial institution or other nominee, a Shareholder shall be deemed to have: (i) represented and warranted to Pengrowth, the Plan Agent and the Plan Broker that it is an Eligible Shareholder with respect to participation in the Premium Dividend™ Component; (ii) appointed the Plan Agent to receive from Pengrowth, and directed Pengrowth to credit the Plan Agent with, all Dividends (less any applicable withholding taxes) payable in respect of all Shares registered in the name of the Shareholder or held under the Plan for its account or, in the case of a Shareholder enrolled indirectly through CDS or otherwise through a broker, investment dealer, financial institution or other nominee, that are enrolled (through CDS or otherwise) on its behalf in the Premium Dividend™ Component; and (iii) authorized and directed the Plan Agent to reinvest such Dividends (less any applicable withholding taxes) in new Shares, all in accordance with the provisions of the Premium Dividend™ Component as set forth herein (which provisions include, without limitation, the purchase of new Shares at the 5% discount to the Average Market Price, the pre-sale of Shares through the Plan Broker and the delivery of new Shares to the Plan Broker in exchange for payment of the Premium Dividend™) and otherwise upon and subject to the terms and conditions described herein.

OCP Component

By purchasing additional new Shares pursuant to the OCP Component, whether directly as a Participant or indirectly through a broker, investment dealer, financial institution or other nominee, a Shareholder shall be deemed to have: (i) represented and warranted to Pengrowth and the Plan Agent that it is an Eligible Shareholder with respect to investing under the OCP Component; and (ii) authorized and directed the Plan Agent to apply the payment received from such Shareholder (or, indirectly from a broker, investment dealer, financial institution or other nominee, on its behalf) to the purchase of new Shares, all in accordance with the provisions of the OCP Component as set forth herein (which provisions include, without limitation, the purchase of new Shares at a 5% discount to the Average Market Price and the holding of such new Shares under the Plan or the crediting of such new Shares through a Depository) and otherwise upon and subject to the terms and conditions described herein.

Responsibilities of Pengrowth, the Plan Agent and the Plan Broker

None of Pengrowth, the Plan Agent or the Plan Broker will be liable to any Shareholder, a Depository, any Depository Participant or any other nominee acting on behalf of a Shareholder in respect of the Plan for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims or liability with respect to or arising out of:

(a)	any failure by a Depository, a Depository Participant or any other nominee to enroll or participate or not enroll or participate in the Plan any Shareholder (or, as applicable, any Shares held on the

Shareholder's behalf) in accordance with the Shareholder's instructions or to not otherwise act upon a Shareholder's instructions;

(b)
the continued enrollment in the Plan of any Shareholder (or, as applicable, any Shares held on the Shareholder's behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(c)	the prices and times at which Shares are purchased under the Plan for the account of, or on behalf of, any Shareholder;

(d)	any decision by Pengrowth to issue or not issue new equity through the Plan on any given Dividend payment date, or the amount of equity issued (if any);

(e)	any decision to amend or terminate the Plan in accordance with the terms hereof;

(f)	any default by the Plan Broker in delivering the Premium Dividend™ to the Plan Agent on any Dividend payment date;

(g)	a prorating, for any reason, of the amount of equity available under the Plan in the circumstances described herein or otherwise;

(h)	any decision not to accept an optional cash payment for the purchase of new Shares under the Plan, or arising out of a failure by the Plan Agent to purchase new Shares with an optional cash payment;

(i)
any determination made by Pengrowth or the Plan Agent regarding a Shareholder's eligibility to participate in the Plan or any component thereof, including the cancellation of a Shareholder's participation for failure to satisfy eligibility requirements; or

(j)	any income taxes or other liabilities payable by a Shareholder in connection with their participation in the Plan.

None of Pengrowth, the Plan Agent or the Plan Broker can assure a Participant (or any beneficial owner of Shares for which a Participant may be acting) a profit or protect a Participant (or any such beneficial owner, as applicable) against loss on Shares purchased under the Plan.

The Plan Agent retains the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Plan Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist law, regulation or policy or any other law, regulation or policy to which the Plan Agent is now or hereafter becomes subject.

Canadian Federal Income Tax Considerations

The following is a summary of principal Canadian federal income tax considerations generally applicable to Shareholders who participate in the Plan. This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular Shareholder.

This summary is provided by and on behalf of Pengrowth and not the Plan Agent or the Plan Broker. Shareholders are urged to consult their own tax advisors as to their particular circumstances and tax position.

This summary is based on the provisions of the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder (the "Regulations"), all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada), and the administrative and assessing practices of the Canada Revenue Agency (the "CRA"), all as of the effective date of the Plan. This summary does not otherwise take into account or anticipate any changes in law or the administrative or assessing practices of the CRA, nor does it take into account any provincial or territorial laws of Canada or the tax laws of any other country, including, without limitation, any changes which may occur after the effective date of the Plan.

This summary assumes that all Shares held by a Shareholder who participates in the Plan (a "Participating Shareholder"), including Shares purchased pursuant to the Dividend Reinvestment Component or Premium Dividend™ Component, are held by the Participating Shareholder as capital property for the purposes of the Tax Act. The Shares will generally constitute capital property to a Participating Shareholder provided that the Participating Shareholder does not hold or use such Shares in the course of carrying on business in which the Participating Shareholder buys or sell securities, and the Participating Shareholder did not acquire such Shares in one or more transactions considered to be an adventure in the nature of trade. Certain Participating Shareholders who might not otherwise be considered to hold their Shares as capital property may, in certain circumstances, be entitled to have their Shares and any other "Canadian security" (as defined in the Tax Act), treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. A Participating Shareholder contemplating making such an election should first consult its own tax advisors.

This summary is not applicable to:  (i) a Participating Shareholder that is a "financial institution" (as defined in the Tax Act) for the purposes of the "mark-to-market" rules; (ii) a Participating Shareholder an interest in which would be a "tax shelter investment" (as defined in the Tax Act); (iii) a Participating Shareholder that is a "specified financial institution" or a "restricted financial institution" (each as defined in the Tax Act); or (iv) a Participating Shareholder that has made a "functional currency" election under the Tax Act to determine its Canadian tax results in a currency other than Canadian currency.

Canadian Participants

This portion of the summary is applicable to Participating Shareholders who, at all relevant times and for the purposes of the Tax Act, are or are deemed to be residents of Canada (each, a "Canadian Participant").

The reinvestment of Dividends, or the receipt of Premium Dividends™, under the terms of the Plan does not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Dividend Reinvestment Component or Premium Dividend™ Component will be treated, for tax purposes, as having received, on each Dividend payment date, a taxable dividend equal to the amount of the Dividend payable on such date, which Dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation. For example, if the Canadian Participant is an individual, Dividends will be subject to the gross-up and dividend tax credit rules contained in the Tax Act. If the Canadian Participant is a corporation, the Dividend will be included in income and will generally be deductible in computing income, except that a refundable tax will apply to the amount of any Dividend received by a "private corporation" or a "subject corporation" (both as defined in the Tax Act). The fact that a Dividend is reinvested pursuant to the Dividend Reinvestment Component or Premium Dividend™ Component will not affect the status of a Dividend that is an "eligible dividend" for the purposes of the Tax Act.

A Canadian Participant's reinvestment of Dividends pursuant to the Dividend Reinvestment Component or Premium Dividend™ Component, in such number of newly-issued Shares as is equal to the aggregate amount of the Dividend payable on each Dividend payment date divided by 95% of the corresponding Average Market Price, should not result in the Canadian Participant realizing a taxable benefit under the Tax Act.

The adjusted cost base of the Shares owned by a Canadian Participant at a particular time will be the average cost of all Shares owned by the Canadian Participant at that time, including Shares purchased through the Dividend Reinvestment Component, the Premium Dividend™ Component, the OCP Component and Shares otherwise purchased outside the Plan. Generally, a Canadian Participant's cost of a Share purchased pursuant to the Dividend Reinvestment Component, Premium Dividend™ Component or the OCP Component will be equal to 95% of the Average Market Price of the Share for that Dividend payment date.

A Canadian Participant will generally realize a capital gain (or loss) on the sale of Shares purchased pursuant to the Dividend Reinvestment Component, Premium Dividend™ Component or the OCP Component whether sold pursuant to the Premium Dividend™ Component or otherwise outside the Plan. The amount of such capital gain or capital loss will be equal to the amount by which the proceeds of disposition of the Share are greater (or less) than the Canadian Participant's adjusted cost base of such Shares plus any reasonable costs incurred by the Canadian Participant in connection with the sale.

Generally, one-half of any capital gain realized by a Canadian Participant on a disposition of Shares purchased pursuant to the Dividend Reinvestment Component, Premium Dividend™ Component or the OCP Component must be included in the Canadian Participant's income for the year as a taxable capital gain. Subject to certain specific rules in the Tax Act, one-half of any capital loss realized by a Canadian Participant on a disposition of Shares in a taxation year will be an allowable capital loss which must be deducted from any taxable capital gains realized by the Canadian Participant in the year of disposition. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances set out in the Tax Act.

A Canadian Participant that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the Tax Act) for the year which will include an amount in respect of taxable capital gains. If a Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

When a Canadian Participant's participation in the Plan is terminated by the Canadian Participant or Pengrowth or when the Plan is terminated by Pengrowth, the Canadian Participant may be entitled to receive a cash payment for any residual fraction of a Share held based on the last price per Share at which Dividends were reinvested under the Plan as described above under "Termination of Participation" and below under "Amendment or Termination of the Plan". A deemed dividend may arise if the cash payment for a fractional Share exceeds the paid-up capital in respect of such fractional Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above in respect of dividends.

For the purpose of calculating the alternative minimum tax of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains should generally be included in the "adjusted taxable income" (as defined in the Tax Act) of that Canadian Participant.

Where a Canadian Participant has not made the irrevocable election permitted under subsection 39(4) of the Tax Act to treat their Shares and any other "Canadian security" (as defined in the Tax Act) as capital property, the CRA may take the position that any Shares purchased and sold by the Canadian Participant pursuant to the Premium Dividend™ Component are not capital property to the Canadian Participant, such that the tax consequences of the Canadian Participant's sale of Shares pursuant to the Premium Dividend™ Component may differ from the consequences described above.

Non-Resident Participants

This portion of the summary is applicable to Participating Shareholders who, at all relevant times and for the purposes of the Tax Act, are not and are not deemed to be residents of Canada (each, a "Non-Resident Participant").

Any Dividends paid or credited in respect of a Non-Resident Participant's Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Tax Act, the rate of non-resident withholding tax on dividends is 25%. However, this rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, under the provisions of the Canada – United States Income Tax Convention, 1980 (the "Treaty"), where a Non-Resident Participant is a resident of the United States, is fully entitled to the benefits of the Treaty, and does not maintain a "permanent establishment" or "fixed base" (each within the meaning of the Treaty) in Canada to which the Non-Resident Participant's Shares are attributable, the rate of Canadian withholding tax will generally be reduced to 15% of the Dividend.

Any Dividends reinvested pursuant to the Dividend Reinvestment Component will first be reduced by an amount equal to the Non-Resident Participant's Canadian withholding tax obligation prior to reinvestment.

A Non-Resident Participant will not be subject to Canadian income tax under the Tax Act on any capital gains realized on the disposition of Shares acquired pursuant to the Dividend Reinvestment Component unless such Shares constitute "taxable Canadian property" (as defined by the Tax Act) to the Non-Resident Participant. So long as the Shares are listed on a "designated stock exchange" (as defined in the Tax Act and which currently includes the TSX) at the time of sale, Shares acquired by a Non-Resident Participant pursuant to the Dividend Reinvestment Component will not be taxable Canadian property to the Non-Resident Participant unless:

(a)           at any time during the 60-month period immediately preceding the disposition, the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at arm's length, held 25% or more of the issued shares of any class of Pengrowth's capital stock; or

(b)           the Shares are used by the Non-Resident Participant in carrying on business in Canada.

Where Shares represent taxable Canadian property to a Non-Resident Participant, any capital gains realized on the sale or deemed disposition of the Shares will be subject to taxation in Canada, except as otherwise provided in any tax treaty between Canada and the country in which the Non-Resident Participant is resident.

Amendment or Termination of the Plan

Pengrowth reserves the right to amend or terminate the Plan at any time, provided that no such action shall have retroactive effect prejudicial to Participants. Pengrowth will publicly announce any material amendments to or termination of the Plan. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Amendments to the Plan will be subject to the prior approval of the TSX.

In the event of termination of the Plan, Participants will be issued a DRS Advice or a Share certificate for the number of whole Shares held under the Plan by the Plan Agent in the Participant's account and payment for any remaining fraction of a Share so held based on the last price per Share at which Dividends were reinvested under the Plan and for any optional cash payments received from such Participant prior to such termination but not invested in Shares. In the event that Pengrowth terminates the Plan, no investment will be made by the Plan Agent on the Dividend payment date immediately following the effective date of such termination, and any optional cash payments not invested in Shares as of the effective date of such termination and any Dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to the Participants.

Withholding Taxes

The Plan is subject to any withholding obligations that Pengrowth may have with respect to taxes or other charges under applicable laws, and any amounts to be reinvested pursuant to the Plan shall be net of any amounts required to be withheld.

Interpretation

Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by Pengrowth.

Governing Law

The Plan shall be governed by, and administered and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

Notices and Inquiries

Any notices, documents (including a DRS Advice or a Share certificate) or payments required under the Plan to be given or delivered to Participants by Pengrowth or the Plan Agent shall be validly given or delivered if mailed to Participants at their respective addresses as recorded in the register of Shareholders maintained by or on behalf of Pengrowth or, in the case of a Depository, if given in accordance with custom and practice relating to such Depository's system.

Inquiries to the Plan Agent may be directed to:

Olympia Trust Company
2300, 125 – 9th Avenue SE
Calgary, Alberta T2G 0P6

E-mail:              corporateactions@olympiatrust.com
Attention:          Corporate Actions

or by calling:

1-888-353-3138 or 403-668-8887

or by visiting:

www.olympiatrust.com/transfer-agent/DRIP/Pengrowth

Inquiries to Pengrowth may be directed to:

Pengrowth Energy Corporation
2100, 222 Third Avenue SW
Calgary, AB T2P 0B4

Attention:            Investor Relations
E-mail:                investorrelations@pengrowth.com
Tel:                      403-233-0224
Toll Free:            1-888-744-1111

or by visiting:

www.pengrowth.com

Effective Date

The effective date of the Plan is December 31, 2011.

Premium Dividend™, Dividend Reinvestment and
Optional Common Share Purchase Plan

Questions and Answers

The following series of questions and answers explains some of the key features of the Premium Dividend™, Dividend Reinvestment and Optional Common Share Purchase Plan (the "Plan") of Pengrowth Energy Corporation ("Pengrowth") dated December 31, 2011.

The answers are, however, of a summary nature only, and are expressly subject to the complete text of the Plan, a copy of which may be obtained from the Plan Agent (as defined below) or Pengrowth at any time upon request or from Pengrowth's website at www.pengrowth.com.  Shareholders of Pengrowth should carefully read the complete text of the Plan before making any decisions regarding participation in the Plan.

1.	What does the Plan offer?

If you are an eligible holder ("Shareholder") of common shares ("Shares") of Pengrowth as described in the Plan and summarized under Question #4 below, the Plan provides an opportunity for you to receive, by reinvesting the cash dividends ("Dividends") declared payable by Pengrowth on your Shares, either:

(a)
additional Shares at a discounted subscription price equal to 95% of the Average Market Price (as defined in the Plan), which new Shares will be issuable pursuant to the "Dividend Reinvestment Component" of the Plan; or

(b)	a premium cash payment (the "Premium Dividend™") equal to 102% of the amount of your reinvested Dividends, which payment will be made pursuant to the "Premium Dividend™ Component" of the Plan,

in either case upon and subject to the terms and conditions of the Plan.

If you are not resident in Canada you are not eligible to participate in the Premium Dividend™ Component.

Additionally, if you are enrolled in either the Premium Dividend™ Component or the Dividend Reinvestment Component of the Plan, you may also purchase new Shares at a 5% discount to the Average Market Price pursuant to the "OCP Component" of the Plan by directly investing additional amounts within the limits and subject to the terms of the Plan.

Participation in either the Premium Dividend™ Component or the Dividend Reinvestment Component of the Plan will involve the reinvestment of your cash Dividends in new Shares.  New Shares acquired under the Premium Dividend ™ Component of the Plan will be exchanged with a designated broker (the "Plan Broker") for the Premium Dividend™.  New Shares acquired under the Dividend Reinvestment Component of the Plan will be accumulated and held for your account under the Plan.

The amount of the Premium Dividend ™ and/or the number of new Shares that may be acquired under the Plan is subject to proration in certain events.
________________

™   denotes trademark of Canaccord Genuity Corp.

You are not required to participate in the Plan.  If you do not elect to participate, then you will continue to receive your regular Dividends in the usual manner.

The Plan replaces the Dividend Reinvestment and Optional Common Share Purchase Plan of Pengrowth dated December 31, 2010 (the "Previous Plan").  If you were a participant in the Previous Plan, please see Question #5 below regarding your enrollment in the Plan.

In order to participate in either the Dividend Reinvestment Component or the Premium Dividend™ Component, you must enroll, or be deemed to have enrolled, in the Plan directly or through the broker, investment dealer, financial institution or other nominee through which you hold your Shares ("your broker").  In addition, in order to acquire additional Shares in the OCP Component, you must enroll, or be deemed to have enrolled in the Dividend Reinvestment Component or the Premium Dividend™ Component of the Plan.  Please see Question #6 below regarding your enrollment in the Plan.

2.	How does participating in the Plan result in my receiving the Premium Dividend™ or additional Shares?

Participation in either the Premium Dividend™ Component or the Dividend Reinvestment Component involves the reinvestment of your Dividends in new Shares purchased on your behalf from Pengrowth.

If you are validly enrolled in the Premium Dividend™ Component, either directly or indirectly through your broker, new Shares purchased through reinvestment of your Dividends will be disposed of through the plan broker (currently Canaccord Genuity Corp.) (the "Plan Broker") in exchange for the Premium Dividend™, which will in turn be remitted to you by the plan agent (currently Olympia Trust Company) (the "Plan Agent") directly or through your broker, as applicable, in the same manner that regular Dividends are paid by Pengrowth.  If you are validly enrolled in the Dividend Reinvestment Component, new Shares purchased through reinvestment of your Dividends will be credited to your account under the Plan or, if you are enrolled through your broker, with your broker.

The amount of the Premium Dividend™ or the number of additional Shares that may be purchased under the Plan is subject to proration in certain events, as more particularly described in the Plan.  See also Question #9 below.

3.	What are the advantages of the Plan?

The Dividend Reinvestment Component and the OCP Component provide a convenient and cost-effective way for you to increase your investment in Pengrowth without incurring commissions, service charges or similar fees in connection with the purchase of new Shares from treasury (subject to any fees that may be charged by your broker).  The new Shares purchased with reinvested Dividends and through optional cash purchases will be bought at a 5% discount to the Average Market Price.   Subject to the policies of your broker, full investment of reinvested funds is possible since fractions of Shares can be credited to accounts maintained under the Plan.

The Premium Dividend™ Component provides a means by which you can, in effect, increase your cash receipts by 2% through reinvestment of your regular Dividends in new Shares and the disposition of such new Shares in exchange for the Premium Dividend™, being a cash amount equal to 102% of the reinvested Dividends.

4.	Is the Plan available to all Shareholders?

Shareholders who are resident in Canada or the United States may participate in the Dividend Reinvestment Component and the OCP Component; provided that neither CDS Clearing and Depository Services Inc. ("CDS") nor The Depository Trust & Clearing Corporation ("DTC") may directly invest under the OCP Component.

Only Shareholders who are resident in Canada may participate in the Premium Dividend™ Component. A Shareholder who is a resident of the United States or is otherwise a "U.S. person" as that term is defined in Regulation S under the United States Securities Act of 1933, as amended, including, without limitation, any natural person resident in the United States, any partnership or corporation organized or incorporated under the laws of the United States, any estate of which any executor or administrator is a U.S. person and any trust of which any trustee is a U.S. person, cannot participate in the Premium Dividend™ Component.  For greater certainty, neither DTC nor beneficial owners of Shares who hold their Shares through DTC are eligible to participate in the Premium Dividend™ Component.

The amount of any Dividends to be reinvested under the Plan, whether under the Dividend Reinvestment Component or the Premium Dividend™ Component, on behalf of Shareholders who are not residents of Canada will be reduced by the amount of any applicable non-resident withholding taxes.  See Question #17 below.

Pengrowth and the Plan Agent also reserve the right to deny or cancel participation in the Plan in certain extraordinary circumstances described in the Plan.  Pengrowth also reserves the right to determine, from time to time, not to accept optional cash payments for the purchase of new Shares under the OCP Component and to determine, from time to time, a minimum or maximum number of Shares that may be purchased. See "Eligibility Requirements" in the Plan.

5.	Am I required to take action if I was previously enrolled in the Previous Plan?

The Plan replaces the Previous Plan.  If you were enrolled in the in the dividend reinvestment component of the Previous Plan, and you have provided Olympia Trust Company with a duly completed enrollment form in respect of the Previous Plan, you will automatically be deemed to be a participant in the Dividend Reinvestment Component of the Plan, without any further action on your part.  If you were either not properly enrolled in the dividend reinvestment component of the Previous Plan through Olympia Trust Company, or you wish to enroll in the Premium Dividend™ Component of the Plan, you must enroll in the Plan either (i) directly if you are a registered Shareholder, or (ii) if you are a beneficial Shareholder whose Shares are held through your broker, indirectly through such broker.  Please see Question #6 below regarding your enrollment in the Plan. You must also be enrolled in either the Premium Dividend™ Component or the Dividend Reinvestment Component of the Plan to purchase additional Shares under the OCP Component.

6.	How do I elect to enroll in and become a participant in the Plan?

Only registered Shareholders may directly enroll in the Plan.  Beneficial owners of Shares may, however, indirectly participate in the Plan through their broker.  See "Enrollment" in the Plan.

If you are an eligible Shareholder with Shares registered in your own name, you may directly enroll in either the Dividend Reinvestment Component or the Premium Dividend™ Component by delivering to the Plan Agent a duly completed Enrollment Form and, once enrolled, you may also purchase Shares under the OCP Component, by delivering to the Plan Agent a duly completed OCP Form and a cheque for the applicable cash payment payable to the Plan Agent. To obtain a copy of the Enrollment Form and/or OCP Form, see the Plan Agent's website at www.olympiatrust.com/transfer-agent/DRIP/Pengrowth.  A copy of the Enrollment Form and/or OCP Form may also be obtained by calling the Plan Agent at 1-888-353-3138, or from Pengrowth's website at www.pengrowth.com.  A duly completed Enrollment Form, and a duly completed OCP Form and accompanying cheque, as applicable, must be received by the Plan Agent by 4:30 p.m. (Calgary time) on the business day preceding a Dividend record date in order to be effective for the corresponding Dividend payment date.

If you are an eligible Shareholder but your Shares are not registered in your own name, you cannot enroll in the Plan directly, but may do so indirectly through your broker by providing appropriate enrollment instructions. Your broker may require certain information or documentation from you before it will act upon your enrollment instructions.  Please contact your broker to confirm any information or documentation required to give effect to your instructions, to confirm your broker's policies concerning continued participation following initial enrollment, and to inquire about applicable deadlines.

7.	At what price will new Shares be purchased for my account under the Dividend Reinvestment Component and the OCP Component?

New Shares purchased with reinvested Dividends under the Dividend Reinvestment Component and with optional cash payments under the OCP Component will be purchased from treasury of Pengrowth at a 5% discount to the Average Market Price (as defined in the Plan).

8.	How do I receive the Premium Dividend™?

If you are an eligible Shareholder and are enrolled in the Premium Dividend™ Component, your Dividends will, subject to proration as described in the Plan and illustrated under Question #9 below, be reinvested in new Shares under the Plan at a 5% discount to the Average Market Price, and such Shares will, without further action required from you, be disposed of through the Plan Broker in exchange for the Premium Dividend™, being a cash payment equal to 102% of the reinvested amount.  The Plan Agent will in turn remit payment of the Premium Dividend™ to participants in the Premium Dividend™ Component in the same manner that regular Dividends are paid by Pengrowth.

9.	How am I able to receive an amount equal to 102% of my Dividend?

New Shares issued by Pengrowth on a Dividend payment date pursuant to the Premium Dividend™ Component will be issued at a 5% discount to the Average Market Price.  If you are an eligible Shareholder and are enrolled to participate in the Premium Dividend™ Component, then such number of Shares as is approximately equal to the number of new Shares to be purchased on the Dividend payment date with your reinvested Dividends will be pre-sold through the Plan Broker at prevailing market prices.  If the prevailing market prices realized are approximately the same as the Average Market Price, then the difference between the issue price of the Shares and the price realized on the pre-sales will be approximately 5%.  Of this difference, 2% will be paid to you (the Premium Dividend™ being a cash payment equal to 102% of the reinvested Dividend) and the balance (which may be more or less than 3%), if any, will be retained by the Plan Broker as compensation for its services in connection with the Plan.

The Plan Broker will in any event be obligated to pay the full amount of the Premium Dividend™ (subject to proration as described in the Plan and illustrated under Question #9 below) against delivery of the corresponding number of new Shares, and bears the risk of unfavourable changes in market price with respect to the new Shares.  If the Plan Agent for any reason does not receive sufficient funds from the Plan Broker to pay the Premium Dividend™ on all Shares of participants enrolled in the Premium Dividend™ Component, such participants will be entitled to receive from Pengrowth the full amount of the regular Dividend for each such Share in respect of which the Premium Dividend™ is not paid.

10.	What will I receive under the Premium Dividend™ Component if proration applies?

The Premium Dividend™ Component is subject to the possibility of proration in certain events as described in the Plan.  To the extent that your election to receive the Premium Dividend™ cannot be fulfilled, in whole or in part, as a result of such proration, or if Pengrowth determines not to make any new equity available under the Plan on a particular Dividend payment date, or if the Plan Broker for any reason defaults on its obligation to deliver to the Plan Agent funds sufficient to satisfy the full amount of the Premium Dividend™, or if for any other reason a Dividend cannot be reinvested under the Plan, in whole or in part, then you will be entitled to receive from Pengrowth the full amount of the regular Dividend for each Share in respect of which the Dividend is payable but cannot be reinvested under the Plan.

By way of example, suppose that Pengrowth determines that the maximum value of equity available under the Premium Dividend™ Component (after satisfying all elections under the Dividend Reinvestment Component and after taking into consideration that only Shareholders who are resident in Canada may participate in the Premium Dividend™ Component) on the relevant Dividend payment date is $5,250,000, and that Pengrowth declares a Dividend of $0.07 per Share.  In these circumstances, the maximum number of Shares in respect of which the Premium Dividend™ may be paid is 75,000,000 (being the maximum value of equity divided by the Dividend per Share).  If Shareholders who are resident in Canada holding a total of 100,000,000 Shares have elected to receive the Premium Dividend™, then three-quarters or 75% proration would apply to all participants enrolled in the Premium Dividend™ Component since, in this example, the Premium Dividend™ can only be paid on 75,000,000 Shares.

If you own 40,000 Shares, are an eligible Shareholder who is resident in Canada, and are enrolled to participate in the Premium Dividend™ Component, then, in this example, you would receive the Premium Dividend™ equal to 102% of your regular Dividend in respect of 30,000 of your Shares and 100% of your regular Dividend in respect of your remaining 10,000 Shares.  That portion of your Dividend that is not eligible for reinvestment under the Premium Dividend™ Component and to which you would otherwise be entitled on a Dividend payment date will be paid to you in the ordinary manner.

11.	Will a Direct Registration Advice or Share certificate be issued for new Shares purchased for me under the Plan?

Neither a Share certificate nor a Direct Registration Advice evidencing your registered ownership of Shares will be issued for Shares purchased under the Plan.  If you are validly enrolled in the Dividend Reinvestment Component, new Shares purchased for your account under the Dividend Reinvestment Component and the OCP Component, if applicable, will be credited to your account under the Plan or, if you are enrolled indirectly through your broker, with your broker.  You may, however, request a Direct Registration Advice or certificate for any number of whole Shares held under the Plan by the Plan Agent for your account.  See "Withdrawal of Shares" in the Plan.  If you are validly enrolled in the Premium Dividend™ Component, new Shares purchased for your account will be disposed of through the Plan Broker for the Premium Dividend™.

The Plan Agent will maintain an account for you with respect to purchases of Shares made under the Plan for your account and will issue an unaudited statement regarding purchases made under the Dividend Reinvestment Component and the OCP Component on a monthly basis.  These statements are your continuing record of purchases of Shares made for your account under the Plan and should be retained for income tax purposes.

Eligible Shareholders who participate in the Plan indirectly through their broker should consult such broker to confirm what statements or reports, if any, will be provided by such broker, whether for tax reporting purposes or otherwise.

12.	Can I sell Shares held for my account under the Plan?

Any Shares held under the Plan by the Plan Agent for your account cannot be sold, pledged or otherwise disposed of while so held.  If you wish to sell any such Shares, you must first withdraw them from under the Plan.  See "Withdrawal of Shares" in the Plan.

13.	How can I change my election or terminate my participation under the Plan?

You may change your election as between the Premium Dividend™ Component and the Dividend Reinvestment Component, or voluntarily terminate your participation under the Plan, by delivering a new Enrollment Form or the termination portion of the voucher located on the reverse side of the statement of account issued by the Plan Agent, as the case may be, or if you are enrolled in the Plan indirectly through your broker by providing appropriate instructions to your broker.  You should consult with your broker to confirm what information or documentation may be required to give effect to your instructions, and to inquire about any applicable deadlines.  See "Termination of Participation" and "Change of Election" in the Plan.

A new Enrollment Form or termination request must be received by 4:30 p.m. (Calgary time) on the business day preceding a Dividend record date in order to take effect for that Dividend.  Enrollment Forms or termination requests received after that time will not be effective until the next Dividend record date.

14.	Are there circumstances where I may not be able to acquire additional Shares or receive the Premium Dividend™, as the case may be, in accordance with my election?

Yes.  Your ability to acquire additional Shares under the Dividend Reinvestment Component or the OCP Component or receive the Premium Dividend™ under the Premium Dividend™ Component on any particular Dividend payment date depends on the amount of new equity, if any, that Pengrowth determines to make available under the Plan for that Dividend payment date, and on the elections that other eligible Shareholders have made under the Plan.

If, in respect of any Dividend payment date, fulfilling all of the elections under the Plan would result in Pengrowth exceeding either the limit on new Shares set by Pengrowth or the aggregate annual limit on new Shares issuable pursuant to optional cash payments, then elections for the purchase of new Shares on that Dividend payment date will be accepted (i) first, from participants electing to reinvest Dividends under the Dividend Reinvestment Component of the Plan, (ii) second, from participants electing to receive the Premium Dividend ™, and (iii) third, from participants electing to make optional cash payments.

If Pengrowth is not able to accept all elections for a particular component of the Plan, then purchases of Shares under that component on the applicable Dividend payment date will be prorated among all participants in that component.  See Question #9 above.

The Premium Dividend™ Component is subject to the possibility of additional proration in certain events as described in the Plan.

If Pengrowth determines not to issue any equity through the Plan on a particular Dividend payment date, or the availability of new Shares is prorated in accordance with the terms of the Plan, or for any other reason a Dividend cannot be reinvested under the Plan, in whole or in part, then participants will be entitled to receive from Pengrowth the full amount of the regular Dividend on each Share in respect of which the Dividend is payable but cannot be reinvested under the Plan in accordance with the applicable election.

15.	How can I make optional cash payments?

If you are an eligible Shareholder with Shares registered in your own name and are enrolled in the Plan you may make an optional cash payment under the OCP Component at any time by delivering a properly completed OCP Form, together with a cheque payable to "Olympia Trust Company", to the Plan Agent.  If you are a beneficial owner of Shares, you should contact your broker, investment dealer, financial institution or other nominee to determine if you are eligible to make an optional cash payment.  To obtain a copy of the OCP Form, see the Plan Agent's website at www.olympiatrust.com/transfer-agent/DRIP/Pengrowth. A copy of the OCP Form may also be obtained by calling the Plan Agent at 1-888-353-3138, or from Pengrowth's website at www.pengrowth.com.

Your initial optional cash payment does not give rise to any continuing obligation on you to make further optional cash payments, and subject to certain Plan limits, the amount of each optional cash payment may vary from time to time.  A direction to purchase new Shares with an optional cash payment is, however, irrevocable once received by the Plan Agent.

Optional cash payments will be used to purchase new Shares on the applicable Dividend payment date.  Optional cash payments must be received (together with a completed OCP Form) from you or your nominee no later than 4:30 p.m. (Calgary time) on the business day immediately preceding a Dividend record date in order to be invested in new Shares on the Dividend payment date to which such record date relates.  Cheques received by the Plan Agent in respect of optional cash payments will be cashed as soon as practicable by the Plan Agent to ensure that payment will not be denied for insufficient funds by the applicable Dividend payment date. No interest will be paid on any amounts held pending investment.  Optional cash payments received by the Plan Agent after the applicable deadline and cheques that  have not cleared by the applicable Dividend payment date will not be invested in new Shares on such Dividend payment date and will be invested in new Shares on the next following Dividend payment date.

16.	How many Shares can I purchase with optional cash payments?

Optional cash payments may be in different amounts, but cannot be more than Cdn$1,000 per month or, for eligible Shareholders resident in the United States, more than US$1,000 per month or such other amounts as may be determined by Pengrowth from time to time (unless you are a nominee Shareholder, in which case the maximum figure applies in respect of each beneficial owner of Shares for whom you act as nominee).  The number of Shares that you receive for your optional cash payment on any given Dividend payment date will depend on the amount of such payment and the Average Market Price for such date.

Pengrowth may not issue in any financial year, pursuant to optional cash payments, more than the maximum number of Shares permitted by applicable laws and regulatory policies.  Pengrowth will not accept any optional cash payments beyond these limits.

If you are enrolled directly in the Plan with the Plan Agent, cash Dividends in respect of new Shares purchased with optional cash payments and held for your account under the Plan will automatically be reinvested in new Shares in accordance with the Plan and your election as set forth in your most recent Enrollment Form.  Please note, though, that if you are a beneficial owner of Shares registered through your broker or other nominee, cash Dividends paid in respect of new Shares purchased under the OCP Component will be credited to the account of your broker or nominee and you will need to instruct your broker or nominee to have such additional Shares purchased pursuant to the OCP Component enrolled in the Plan.

Pengrowth reserves the right to determine from time to time not to accept optional cash payments for the purchase of new Shares under the Plan.

17.	Will I receive any interest on funds that I have submitted to the Plan Agent as optional cash payments?

Interest will not be paid on optional cash payments pending their investment in new Shares.

18.	How will the Plan Agent purchase new Shares for me with reinvested Dividends?

On each Dividend payment date, the Plan Agent will, on your behalf, reinvest the Dividends payable on your Shares that are validly enrolled in the Plan in new Shares purchased directly from Pengrowth.   Such new Shares will, depending on your election, either be credited to your account under the Dividend Reinvestment Component or disposed of on your behalf for the Premium Dividend™ under the Premium Dividend™ Component.

19.	What are the Canadian income tax consequences for Canadian residents participating in the Plan?

Participation in the Plan does not relieve you of any liability for Canadian taxes that may be payable in respect of the Dividends reinvested in new Shares under the Dividend Reinvestment Component or Shares sold on your behalf under the Premium Dividend™ Component.  In determining taxes payable, it is important to recognize that multiple transactions occur under the Plan even though you may only see the result of the final transaction.

Participation in the Dividend Reinvestment Component involves two transactions:

(i)	first, you will receive a Dividend from Pengrowth; and

(ii)	second, you will use the cash from the Dividend to purchase new Shares at a 5% discount to the Average Market Price.

Participation in the Premium Dividend™ Component involves three transactions:

(i)	first, you will receive a Dividend from Pengrowth;

(ii)	second, you will use the cash from the Dividend to purchase new Shares at a 5% discount to the Average Market Price; and

(iii)	third, you will sell the new Shares purchased in exchange for the Premium Dividend™, being for a cash amount equal to 102% of the reinvested Dividend.

The first transaction under each component will result in the receipt of a taxable dividend on your existing Shares equal to the amount of the Dividend, and the new Shares purchased under the second transaction will have an initial cost for tax purposes equal to the amount of the Dividend used to purchase such Shares.

Assuming that you hold your Shares (including the new Shares purchased with the cash from the Dividend) as capital property, you should generally realize a capital gain or loss on the sale of the new Shares under the third transaction under the Premium Dividend™ Component equal to the amount by which the proceeds of disposition are greater (or less) than your average adjusted cost base of the Shares sold.  In this case, the average adjusted cost base of the Shares sold at any time will be the average cost of all Shares owned by you at that time, including those purchased with the cash from Dividends or cash accepted under the OCP Component under the Plan.

The Plan provides a further description of certain Canadian federal income tax considerations relevant to participation in the Plan.  The description is, however, a summary only and does not constitute legal or tax advice to any particular Shareholder.  You are urged to consult your own tax advisors concerning the implications of your participation in the Plan having regard to your particular circumstances.

20.	What are the Canadian income tax consequences for non-residents of participating in the Plan?

If you are a non-resident of Canada, you will be subject to Canadian withholding tax on any Dividends paid to you on the Shares, with the amount then being available for reinvestment pursuant to the Dividend Reinvestment Component being reduced by the amount of any such withholding tax.  You will not be subject to Canadian income tax on any capital gains realized on the disposition of Shares acquired pursuant to the Dividend Reinvestment Component unless such Shares constitute "taxable Canadian property" to you.  So long as the Shares are listed on a "designated stock exchange" (which currently includes the Toronto Stock Exchange) at the time of sale, Shares acquired by you pursuant to the Dividend Reinvestment Component will generally not be taxable Canadian property to you unless, at any time during the 60-month period immediately preceding the disposition, you and/or persons with whom you did not deal at arm's length, held 25% or more of the issued shares of any class of Pengrowth's capital stock.

21.	Where can I get further information?

If you have any questions regarding the Plan, please direct them to the Plan Agent or to Pengrowth, as follows:

Olympia Trust Company
2300, 125 – 9th Avenue SE
Calgary, Alberta T2G 0P6

Attention:           Corporate Actions

or by calling:

1-888-353-3138 or 403-668-8887

or by visiting:

www.olympiatrust.com/transfer-agent/DRIP/Pengrowth

Pengrowth Energy Corporation
2100, 222 Third Avenue SW
Calgary, AB T2P 0B4

Attention:           Investor Relations
E-mail:                investorrelations@pengrowth.com

Tel:                      403-233-0224
Toll Free:            1-888-744-1111

or by visiting:

www.pengrowth.com

DATED:  December 31, 2011.